LIMITED POWER OF ATTORNEY -  SECURITIES LAW COMPLIANCE


I, Thomas King, as a prospective director of SVB Financial
Group and subsidiaries, appoint Annie Loo, Leeann Overstreet, Desiree Combs, and Wei Sun each of them, my true and lawful attorney-in-fact and agent to complete and execute Forms 144,
Forms 3, 4 and 5 and other forms as the attorney determines in his or her discretion are required or advisable pursuant to Rule
144 under the Securities  Act of 1933  (as amended),  Section  16 of the Securities Exchange Act of 1934 (as amended) or the Securities and Exchange Commission's rules and regulations, or any successor laws or regulations, as a consequence of my ownership, acquisition or disposition of securities of SVB Financial Group, and to do all acts necessary in order to file such forms with the Securities and Exchange Commission, any securities exchange or national association, and other person or agency as the attorney deems appropriate. I ratify and confirm all that the attorneys-in-act and agents do or cause to be done.


This Limited Power of Attorney is executed in CT as of the date below and shall remain effective unless I am no longer required to complete said forms or until my revocation in writing of this Limited Power of Attorney.

Signature
Name: Thoams King
Date: 9-6-2022

Witness: Jamal Beau
Name: Jamal Beau Dated 9-6-22

Witness: Lynn E King
Name: Lynn E King  Dated 9/6/22